Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. TO ACQUIRE
FAMILY SECURITY HOLDINGS, LLC AND SUBSIDIARIES

St. Petersburg, FL - December 15, 2014: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, announced today that it has entered into an Agreement and Plan of Merger (the Agreement) with Family Security Holdings, LLC (FSH). FSH is an insurance holding company with two wholly-owned subsidiaries, Family Security Insurance Company (FSIC), a Hawaii-domiciled property and casualty insurer authorized in Hawaii and Louisiana, and Family Security Underwriters, LLC (FSU), a managing general agency performing administrative and marketing services for FSIC.

Under the terms of the agreement, which is subject to FSH shareholder approval, UPC Insurance will acquire all of the issued and outstanding shares, units and other ownership rights of FSH for $9.0 million (merger consideration). The merger consideration will be paid 100% in shares of the Company’s common stock, with the number of shares issued to be determined by the average closing price of the Company’s stock in the 180-days immediately prior to closing. In addition to the merger consideration, UPC Insurance agreed to pay FSH contingent consideration of three percent (3%) of all gross premiums written on the renewal of FSIC policies in-force as of the closing during the subsequent twelve month period following the closing of the transaction. The contingent consideration will be paid in the form of additional shares of the Company’s stock issued in a manner similar to the merger consideration within approximately 30 days following the twelve month anniversary of the closing. The shares underlying both the merger consideration and the contingent consideration will be subject to a one-year lock-up from the time they are issued.

The transaction is expected to close on or before January 31, 2015, but is subject to certain customary conditions, including receipt of required regulatory and antitrust approvals and the absence of a material adverse effect on the business of FSH.

“The acquisition of Family Security provides us with a second insurance company that has an excellent book of business in Louisiana and access to the Hawaii homeowners’ market,” said John Forney, President and Chief Executive Officer of UPC Insurance.  “Strategically, it is a great fit for UPC Insurance. Operationally, Family Security has built a strong team of professionals which we look forward to integrating into the UPC Insurance team,”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and is licensed to write in Connecticut, Delaware, Georgia, Louisiana, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, the successful closing of the transaction described above and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on February 24, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com